Exhibit 10.2
AMENDMENT TO
CNX RESOURCES CORPORATION
SUPPLEMENTAL RETIREMENT PLAN
Pursuant to the authority granted to the Company in Section 7.6 of the CNX Resources Corporation Supplemental Retirement Plan (the "Plan"), the Plan is amended as follows:
1.Section 2.2(a) is amended by adding a new sentence at the end thereof to read as follows:
Notwithstanding the foregoing, for the Participant holding the title of President and Chief Executive Officer as of the date hereof, the definition of the “Qualified Plan” shall refer to any qualified plans sponsored by the Company and designated as such by the Committee.
2.    In all other respects, the Plan is unchanged.
IN WITNESS WHEREOF, the Company's duly authorized delegate has caused this Amendment to be executed this 30th day of May, 2019.
CNX Resources Corporation
By:    /s/ Stephanie L. Gill_______________________
Stephanie L. Gill, Esq.
Vice President, General Counsel &
Corporate Secretary